EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, is entered into on February 5, 2026 and effective January 1, 2026, by and between WEIS MARKETS, INC., a Pennsylvania corporation (the “Company”), and Jonathan H. Weis (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Executive currently serves as Chairman, President and Chief Executive Officer, and the Executive desires to continue to be employed to serve in such capacity or capacities, on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.Employment; Prior Agreement. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Term provided in Section 3(a) below and upon the other terms and conditions hereinafter provided. The Executive hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that it is a valid and binding agreement, enforceable against him according to its terms, and that its execution and performance by him do not violate the terms of any existing agreement or understanding to which the Executive is a party.
2.Position and Responsibilities. During the Term, the Executive agrees to serve as Chairman, President and Chief Executive Officer (“CEO”) of the Company or in such other executive capacity or capacities for the Company and/or any of its subsidiaries or affiliated companies as the Board of Directors of the Company (the “Board”) or the Chairman of the Board (the “Chairman”) may from time to time determine. The Executive also agrees to serve, if elected and without additional compensation, as a member of the Board and/or as an officer and director of any other parent, subsidiary or affiliate of the Company.
3.Term and Duties.
(a)	Term of Agreement. The term of the Executive’s employment under this Agreement shall commence on January 1, 2026 and shall continue thereafter through December 31, 2028 (the “Term”).
(b)	Duties. During the Term, and except for illness or incapacity and reasonable vacation periods of not less than four weeks in any calendar year (or such greater periods as shall be consistent with the Company’s policies for other key executives), the Executive shall devote a substantial majority of his business time, attention, skill and efforts to the business and affairs of the Company and its subsidiaries and affiliates, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board; provided, however, that nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

(i)	Delivering lectures and fulfilling speaking engagements;
(ii)	Engaging in charitable and community activities; and
(iii)	Investing his personal assets in businesses in which his participation is solely that of an investor in such form or manner as will not violate Section 7 below or require any services on the part of the Executive in the operation or the affairs of such business, provided, however, that such activities do not materially affect or interfere with the performance of the Executive’s duties and obligations to the Company.
4.Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an executive officer, director, or member of any committee of the Company or any subsidiary, affiliate or division thereof, the Executive shall be compensated as set forth below:
(a)	Base Salary. The Executive shall be paid a fixed salary (“Base Salary”) of $ 1,447,819 per annum as of the effective date of this Agreement. The Base Salary amount is subject to periodic review and adjustment by the Board or its Executive Compensation Committee but shall not be less than $ 1,447,819 per annum during the Term of this Agreement. Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.
(b)	Bonus. The Executive shall be eligible to participate in such annual or long-term bonus or incentive plans maintained by the Company for its senior executives, as determined from time to time by the Board or its Executive Compensation Committee. The basis for the Executive’s participation shall be the same as for other similarly situated executives, and it is understood that awards under any such plan may be discretionary.
(c)	CEO Supplemental Long-Term Cash Incentive. The Executive may earn a supplemental long-term cash incentive under the Company’s Chief Executive Officer Incentive Award Plan (the “Plan”) effective January 1, 2026, as amended from time to time by the Board. The supplemental cash incentive is contingent upon the Executive’s continued employment with the Company for the period set forth in the Plan.
(d)	Equity-Based Compensation. The Executive shall be eligible to participate in, and to be granted stock options, stock appreciation rights or other equity-based awards under any stock option, stock ownership, stock incentive or other equity-based compensations plans maintained by the Company for its senior executives, as determined from time to time by the Board or its Executive Compensation Committee. The basis for the Executive’s participation shall be the same as for other similarly situated executives, and it is understood that awards under any such plan may be discretionary.
(e)	Additional Benefits. Except as modified by this Agreement, as determined from time to time by the Board or its Executive Compensation Committee, the Executive shall be entitled to participate in all compensation or employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any member of senior management at the Company is eligible under any plan or program now or hereafter established and maintained by the Company for senior officers, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift and profit-sharing plans, sick-leave plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans. Notwithstanding the foregoing, the Executive acknowledges and agrees that the severance payments provided in certain circumstances under this Agreement are in lieu of any rights which the Executive might otherwise have under any and all other displacement, separation or severance plans or programs of the Company, and the Executive hereby waives all rights to participate in any of such plans or programs in the event of the termination of his employment during the Term.
(f)	Life Insurance. The Company shall provide a term life insurance policy to the Executive insuring the life of the Executive with a death benefit of $4,000,000. The Executive shall be required to provide any reasonable information or testing as may be necessary to obtain such policy.
(g)	Recoupment Policy (Clawback). The Company Policy Relating to Recovery of Erroneously Awarded Compensation (the “Policy”) applies to any Incentive-Based Compensation, as defined therein, and provided under this Agreement without regard to the finding of any misconduct or other actions by the Executive or that the Executive is responsible for misconduct or other actions. To the extent not covered by the Policy, incentive-based awards under this Agreement (including under Sections 4 (b), (c), and (d)) may be cancelled without payment and/or a demand for repayment of any incentive-based awards may be made upon Executive pursuant to the provisions set forth below. If the Board or a committee of the Board determines that the Executive has been incompetent or negligent in the performance of his or her duties or has engaged in fraud or willful misconduct, in each case in a manner that has caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Board will review all performance-based compensation awarded to or earned by the Executive on the basis of performance during fiscal periods affected by the restatement. If, in the

Board’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board and the Company will, to the extent permitted by applicable law, seek recoupment from the Executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:
●	the Board’s view of what performance-based compensation would have been awarded to or earned by the Executive had the financial statements been properly reported;
●	the nature of the events that led to the restatement;
●	the conduct of the Executive in connection with the events that led to the restatement;
●	whether the assertion of a claim against the Executive could prejudice the Company’s overall interests and whether other penalties or punishments are being imposed on the Executive, including by third parties such as regulators or other authorities; and
●	any other facts and circumstances that the Executive deems relevant.

5.Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such policies and procedures as the Company from time to time establish for senior officers. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Internal Revenue Code (the “Code”) Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during the shorter Term specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
6.Effect of Termination of Employment; Effect of Disability.
(a)	Without Cause Termination or Termination of the Executive for Good Reason. Subject to the provisions of Section 7 below, in the event the Executive’s employment hereunder terminates due to either a Without Cause Termination (as defined in Section 6(e)(iii) or a termination by the Executive for Good Reason (as defined in Section 6(e)(ii)):
(i)	Earned but unpaid Base Salary as of the Date of Termination (as defined in Section 13(b)) and any earned but unpaid bonuses for prior years under Section 4(b) (but not under Section 4(c))

(collectively, the “Accrued Obligations”), shall be payable in full on their regularly scheduled payment dates, and the Company shall, as liquidated damages or severance pay, or both:
(A)	Continue to pay the Executive’s Base Salary, as in effect at the Date of Termination, from the Date of Termination until the end of the Term, at the same time Base Salary would otherwise be payable hereunder, and
(B)	Pay to the Executive for the year of termination and for each subsequent calendar year or portion thereof during the remainder of the Term, an amount (prorated in the case of any partial year) equal to the highest annual incentive bonus under Section 4(b) (but not under Section 4(c)) received by the Executive for any year in the two years preceding the Date of Termination, such payments to be made at the normal times for payment of bonuses under the Company’s annual incentive bonus plan (as described in Section 4(b)) as in effect at the Date of Termination (the “Bonus Plan”).

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination (other than due to death), then the continuing payments of deferred compensation, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the first day of the seventh (7) month following the date of Executive’s separation from service. All subsequent continuing payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after and within 90 days of the date of Executive’s death and all other continuing payments will be payable in accordance with the payment schedule applicable to each payment or benefit. It is intended that to the extent possible none of the severance payments under this Agreement will constitute deferred compensation but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” or under the separation pay plan exception from Section 409A.

(b)	Disability. In the event of the Executive’s Disability, the Company may, by giving a Notice of Disability as provided in Section 13(c), remove the Executive from active employment and in that event shall provide the

Executive with the same payments and benefits as those provided in Section 6(a), except that:
(i)	Base Salary payments under Section 6(a)(i)(A) shall be at the rate 50% of the Executive’s Base Salary as in effect at the Date of Disability;
(ii)	In lieu of the bonus payments provided in Section 6(a)(i)(B), the Executive shall receive, at the same time as bonus payments for the year of Disability would otherwise be made under the Bonus Plan, a prorated bonus for the year of Disability only equal to the amount determined by the Company in good faith (which determination shall be final and conclusive) to be the amount of the bonus award the Executive would have received if he had been employed throughout the bonus year, prorated on a daily basis as of the Date of Disability; and
(iii)	Except for Accrued Obligations, Base Salary payments shall be offset by any amounts otherwise payable to the Executive under the Company’s disability program generally available to other employees.
(c)	Death. In the event the Executive’s employment hereunder terminates due to death:
(i)	Accrued Obligations as of the date of death shall be payable in full;
(ii)	From the date of the Executive’s death until the end of the Term, the Company shall, at the same times Base Salary would otherwise be payable hereunder, make payments at the rate of 50% of the Executive’s Base Salary in effect at the date of death to (A) the Executive’s spouse at the date of his death, should she survive him and (B) following the death of the Executive’s spouse or should she not survive him, to the Executive’s estate.
(d)	Other Termination of Employment. In the event the Executive’s employment hereunder terminates due to a Termination for Cause or the Executive terminates employment with the Company other than for Good Reason, Disability, retirement under established retirement policies of the Company, or death, Accrued Obligations and vested benefits as of the Date of Termination shall be payable in full on their regularly scheduled payment dates. No other payments shall be made, or benefits provided, by the Company except for benefits which have already become vested under the terms of employee benefit programs maintained by the Company or its affiliates for its employees generally as provided in Section 10. The foregoing is not intended to limit the remedies available to the Company under this Agreement.

(e)	Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the following meanings unless the context otherwise requires:
(i)	“Termination for Cause” means, to the maximum extent permitted by applicable law, a termination of the Executive’s employment by the Company by a vote of the majority of the Board members then in office, because the Executive (a) has been convicted of, or has entered a plea of nolo contendere to, a criminal offense involving moral turpitude, or (b) has willfully continued to fail to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure subsequent to the Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties or (c) has committed an improper action resulting in personal enrichment at the expense of the Company or (d) has engaged in illegal or gross misconduct that is materially and demonstrably injurious to the Company, or (e) has violated the representations made in Section 1 above, or the provisions of Section 7 below; provided, however that the Board has given the Executive advance notice of such Termination for Cause including the reasons therefor, together with a reasonable opportunity for the Executive to appear with counsel before the Board and to reply to such notice.
(ii)	a “Termination by the Executive for ‘Good Reason’” shall mean a termination of his employment by the Executive by a Notice of Termination given at any time due to:
(A)	any material reduction without the consent of the Executive in the Executive’s salary below the amount then provided for under Section 4(a) hereof; or
(B)	failure of the Company or its successor to fulfill its obligations under this Agreement in any material respect.

Executive may not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the first occurrence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and providing a cure period of not less than ten (10) days following the date of such notice. The Executive’s right to terminate employment for Good

Reason shall not be affected by the Executive’s incapacities due to mental or physical illness and the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that the Executive must provide notice of termination of employment within 180 days following the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(iii)	“Without Cause Termination” means a termination of the Executive’s employment by the Company other than due to Disability or expiration of the Term and other than a Termination for Cause.
(iv)	“Disability” for purposes of this Agreement shall have the meaning set forth in Code Section 409(a)(2)(C) and the regulations thereunder.
(v)	The “Date of Termination” and “Date of Disability” shall have the meanings ascribed to them in Section 13. To the fullest extent permitted by applicable law and the general terms of the underlying benefit plans, to the extent this Agreement requires the payment of Base Salary and/or the provision of coverages and benefits subsequent to the Date of Termination or Date of Disability, the Executive’s Date of Termination or Date of Disability, as applicable, shall not be treated as a termination of employment (a “Benefit Plan Termination Date”) from the Company for purposes of determining the Executive’s rights, responsibilities and tax treatment under any and all employee pension, welfare and fringe benefit plans maintained by the Company. Rather, the Benefit Plan Termination Date shall be the day following the last day for which any Base Salary and/or coverages and benefits are required to be provided by this Agreement.
7.Other Duties of the Executive During and After Term.
(a)	Confidential Information. The Executive recognizes and acknowledges that certain information pertaining to the affairs, business, suppliers, or customers of the Company or any of its subsidiaries of affiliates (any or all of such entities hereinafter referred to as the “Business”), as such information may exist from time to time, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of his duties under this Agreement. The Executive shall not, through the end of the Term or at any time thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation or governmental agency, any information concerning the affairs, business, suppliers, or customers of the Business (except such information as is required by law to be divulged to a governmental agency or pursuant to lawful process or such information which is or shall become part of the public realm through no fault of the Executive), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on any termination of his employment, or on demand of the Company, to deliver the same to the Company.
(b)	Non-Competition. During his employment by the Company, whether during or after the Term, and for a period of four years following the termination of his employment for any reason except for a Without Cause Termination or termination by the Executive for Good Reason, the Executive shall not, without express prior written approval by order of the Board, directly or indirectly, engage in, whether as an officer, director, employee, consultant, agent, partner, joint venture, proprietor or otherwise, become interested in (other than as a shareholder owning not more than 1% of the outstanding shares of any class of securities registered under Section 12 of the Securities Exchange Act of 1934) or assist any business which (i) is in competition with the Company or any of its affiliates in the retail grocery business or (A) during his employment, in any other business in which the Company or any of its subsidiaries is then engaged or proposes to engage or (B) following the termination of his employment, in any other business which during the 12 months preceding the Executive’s Date of Termination accounted for more than 2% of the Company’s consolidated revenues and (ii) engages in any such business in any county in which the Company then engages in such business or any county contiguous thereto.
(c)	Non-Interference. During his employment with the Company and until four years after the termination of the Executive’s employment, whether during or after the Term and notwithstanding the cause of termination, the Executive shall not (i) hire or employ, directly or indirectly through any enterprise with which he is associated, any employee of the Company or any of its affiliates or (ii) recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any such employee or any consultant, vendor or supplier of the Company or any of its affiliates to terminate or reduce such person’s employment, consulting or other relationship with the Company or any of its affiliates.

(d)	Remedies. The Company’s obligation to make payments or provide for or increase any benefits under this Agreement (except to the extent previously vested) shall cease upon any violation of the provisions of this Section 7: provided, however, that the Executive shall first have the right to appear before the Board with counsel and that such cessation of payments or benefits shall require a vote of a majority of the Board members then in office. In addition, in the event of a violation by the Executive of the provisions of this Section 7, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, and/or to enforce the specific performance by the Executive of this Section 7 and to enjoin the Executive from any further violation, and may exercise such remedies cumulatively or in conjunction with such other remedies as may be available to the Company at law or in equity. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Section 7 would be inadequate and agrees that the Company shall be entitled to injunctive relief against him in the event of any such breach.
(e)	Survival; Authorization to Modify Restrictions. The covenants of the Executive contained in this Section 7 shall survive any termination of the Executive’s employment for the periods stated herein, whether during or after the Term and, except as otherwise provided in this Section 7, regardless of the reason for such termination. The Executive represents that his experience and capabilities are such that the enforcement of the provisions of this Section 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if the Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in this Section 7. Accordingly, it is the intention of the parties that the provisions of this Section 7 shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof to the extent required in order to render it valid and enforceable.
8.Resolution of Disputes. Except as otherwise provided in Section 7(d) hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sunbury, Pennsylvania, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. In the event of any arbitration, litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse the Executive for his reasonable costs and expenses relating to such arbitration, litigation or other proceeding, including attorneys’ fees and expenses, to the extent that such arbitration, litigation or other proceeding results in any: (i) settlement requiring the Company to make a payment, continue to make payments or provide any other benefit to the Executive; or (ii) judgment, order or award against the Company in favor of the Executive or his spouse, legal representative or heirs, unless such judgment, order or award is subsequently reversed on appeal or in a collateral proceeding. At the request of the Executive, costs and expenses (including attorneys’ fees) incurred in connection with any arbitration, litigation or other proceeding referred to in this Section shall be paid by the Company in advance of the final disposition of the arbitration, litigation or other proceeding upon receipt of an undertaking by or on behalf of the Executive to repay the amounts advanced if it is ultimately determined that he is not entitled to reimbursement of such costs and expenses by the Company a set forth in this Section.
9.Full Settlement; No Mitigation; Non-Exclusivity of Benefits. The Company’s obligation to make any payment provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to the Executive under any other severance plan, arrangement or agreement of the Company and its affiliates, and in full settlement of any and all claims or rights of the Executive for severance, separation and/or salary continuation payments resulting from the termination of his employment. In no event shall the Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided herein, such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided above in this Section 9, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor except as otherwise specifically provided in this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates, including without limitation any stock option agreement. Amounts or benefits which are vested benefits or which the Executive is otherwise entitled to receive under any such plan, program, policy, practice, contract or agreement prior to, at or subsequent to any Date of Termination or Date of Disability shall be paid or provided in accordance with the terms of such plan, program policy, practice, contract or agreement except as explicitly modified by this Agreement.
10.Employment and Payments by Affiliates. Except as herein otherwise specifically provided, references in this Agreement to employment by the Company shall include employment by affiliates of the Company, and the obligation of the Company to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any affiliate of the Company.
11.Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
12.Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term, “Company” as used herein shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.
13.Notices.
(a)	General. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given when delivered or 5 days after being deposited in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:
(i)	To the Company:

Weis Markets, Inc.
1000 S. Second Street
P.O. Box 471
Sunbury, PA 17801

Attention: Corporate Secretary

(ii)	To the Executive:

Jonathan H. Weis
1000 S. Second Street
P.O. Box 471
Sunbury, PA 17801

Or to such other address as the addressee party shall have previously specified in writing to the other.

(b)	Notice of Termination. Except in the case of death of the Executive, any termination of the Executive’s employment hereunder, whether by the Executive or the Company, shall be effected only by a written notice given to the other party in accordance with this Section 13 (a “Notice of Termination”). Any Notice of Termination shall (i) indicate the specific termination provision in Section 6 relied upon, (ii) in the case of a termination by the Company for Cause or by the Executive for Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and (iii) specify the effective date of such termination of employment (the “Date of Termination”), which shall not be less than 15 days nor more than 60 days after such notice is given. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. The failure of the Executive or the Company to set forth in any

Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(c)	Notice of Disability. Any finding of Disability by the Company shall be affected only by a written notice given to the Executive in accordance with this Section 13 (a “Notice of Disability”). Any Notice of Disability shall (i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such finding of Disability and (ii) specify an effective date (the “Date of Disability’’), which shall not be less than 10 days after such notice is given. The failure of the Company to set forth in any Notice of Disability any fact or circumstance which contributes to a showing of Disability shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.
14.Source of Payments. Subject to Section 10 hereof, all payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company, hereunder, such right shall be no greater than the right of an unsecured creditor.
15.Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and, as permitted by this Agreement, their respective successors, assigns, heirs, beneficiaries and representatives.
16.Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed exclusively by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws thereof.
17.Counterparts; Headings. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The underlined Section headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation or construction of any provision hereof.

IN WITNESS THEREOF, The Company has caused this Agreement to be executed by its Officer thereunto duly authorized, and the Executive has signed this Agreement, all of this date first above.

WEIS MARKETS, INC.

By: /s/ Michael T. Lockhard

Name: Michael T. Lockard

Title: Senior Vice President, CFO and Treasurer

By: /s/ Jonathan H. Weis

Name: Jonathan H. Weis

Title: Chairman, President and Chief Executive Officer